Exhibit 10.1

SHARE PURCHASE AGREEMENT

by and among

Novo Integrated Sciences, Inc.,

SwagCheck Inc.

and

the shareholders of SwagCheck Inc.

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Company Disclosure Schedule

SWAG Disclosure Schedule

EXHIBIT A	OPHIR Collection Purchase and Sale Agreement and Related Court Orders from the U.S. Distrcit Court Central District of California

EXHIBIT B	OPHIR Collection Professional Opinion of Value (dated December 16, 2022)

SHARE PURCHASE AGREEMENT

Dated as of December 23, 2022

This Share Purchase Agreement (the “Agreement”) is entered into as of the date first set forth above (the “Signing Date”) by and between (i) Novo Integrated Sciences, Inc., a Nevada corporation (“Company/NVOS or Buyer”), (ii) SwagCheck Inc.., a Delaware corporation (“SWAG”), and (iii) all SwagCheck Shareholders (“SWAGSHAR”) all of which are referred to as the (“Sellers”). If the OPHIR Collection, a precious gem collection, is sold to another party, SWAG reserves the right to substitute property of equal or greater value with the price of the sale subject to the agreement of the parties.

Each of the Company, SWAG and the Sellers, may be referred to herein individually as a “Party” and collectively as the “Parties.” The Sellers and SWAG collectively may be referred to herein as the “SWAG Parties”.

RECITALS

WHEREAS, Company is a public company, the common stock, $0.001 par value per share (the “Common Stock”), of which is registered under the Securities Act, and listed on the NASDAQ Stock Market (“NASDAQ”) under the symbol “NVOS”, which files periodic reports with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

WHEREAS, SWAG is in the business of creating and marketing NFT based programs utilizing specific collateral assets, in particular, assets as described in a Letter of Intent between the parties; and

WHEREAS the Sellers own shares in SWAG (the “SWAG Shares”); and

WHEREAS, the Company, SWAG, and the Sellers agree to enter into this definitive Share Purchase Agreement pursuant to which, on Closing, NVOS will become a one hundred percent (100%) shareholder in SWAG, and the Sellers will receive ONE DOLLAR in addition to other cash consideration as specified herein.

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants, agreements, representations, warranties and indemnities of the Parties herein contained and the mutual benefits to the Parties to be derived here from, and intending to be legally bound hereby, it is hereby agreed as follows:

Article I. DEFINITIONS

Section 1.01 Definitions. For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set forth below and grammatical variations of such terms shall have corresponding meanings:

(a)	“Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise.

(b)	“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

(c)	“Agreement” has the meaning set forth in the introductory paragraph.

(d)	“Assets” means all the assets, real and personal, tangible and intangible, of SWAG as applicable, including but not limited to a specific right of purchase of a precious gem collection referred to as the OPHIR Collection (“Gems”).

(e)	“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in Ontario are closed for commercial banking.

(f)	“Buyer” has the meaning set forth in the Preamble.

(g)	“Closing Date” has the meaning set forth in Section 2.05.

(h)	“Closing” has the meaning set out in Section 2.05.

(i)	“Company” has the meaning set forth in the Preamble.

(j)	“Contracts” means all contracts, leases, deeds, mortgages, licences, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

(k)	“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 10% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 10% or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner ) of the Controlled Person; or (c) a spouse, Company, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

(l)	“Currency” delineation for this Agreement, unless delineated in any other currency, all amounts expressed using the symbol “$” or “dollar” refer to the lawful money of the United States.

(m)	“Escrow Agent” means an agent selected by the Company whose sole purpose is to hold and execute the closing of this transaction as identified herein.

(n)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o)	“GAAP” means generally accepted accounting principles in respect of as set forth in accordance with USGAAP.

(p)	“Governmental Authority” means any federal, state, provincial, local, municipal, domestic, foreign or multinational government, court, arbitrator, regulatory, administrative or other agency, commission or authority or other governmental entity, instrumentality, department, division, unity branch or authority.

(q)	“Indemnified Party” means the Person claiming an entitlement to indemnification pursuant to Article VIII.

(r)	“Indemnifying Party” has the Party against whom a claim of indemnification is made pursuant to Article VIII.

(s)	“Intellectual Property” means, collectively, all industrial and intellectual property rights and all rights associated therewith, throughout the world, including patents and patent applications therefor and all reissues, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, patent rights, trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, and any and all goodwill associated with and symbolized by the foregoing items, copyrights, copyright registrations and applications therefor, franchises, licenses, inventions, trade secrets, know-how, customer lists, supplier lists, proprietary process and formulae, software source code and object code, testing code, build scripts, algorithms, net lists, architectures, structures, screen displays, photographs, images, layouts, inventions, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format) [and all documentation and media constituting, describing or relating to the foregoing, including manuals, development journals or logs, programmers’ notes, memoranda, records, databases and data collections and all rights therein, all moral and economic rights of authors and inventors thereof, however denominated, and any similar or equivalent rights to any of the foregoing, all rights to any Actions of any nature available to or being pursued by the Company or the SWAG Parties, as applicable, relating to the foregoing and all tangible embodiments of the foregoing.

(t)	“Knowledge of the Company” and similar phrases means the knowledge of the directors and officers of the Company after reasonable inquiry.

(u)	“Knowledge of the SWAG Parties” and similar phrases means the knowledge of the SWAG Parties after reasonable inquiry of senior employees of SWAG that are reasonably expected to have knowledge of the matter that is the subject of the relevant representations and warranties.

(v)	“Law” means any domestic or foreign, federal, state, provincial, municipal or local law, statute, ordinance, code, rule, or regulation having the force of law.

(w)	“Liability” means any debt, liability or obligation, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or undeterminable, known or unknown, and whether due or to be become due, including those arising under any Legal Requirement and those arising under any Contract.

(x)	“Lien” means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

(y)	“LOI Effective Date” means November 11, 2022.

(z)	“LOI” means the non-binding letter the Parties agreed to, dated November 11, 2022, which generally recorded the terms and conditions of a definitive agreement between the Parties for the Company to directly, or indirectly, acquire one hundred percent (100%) of SWAG.

(aa)	“Losses,” in respect of any matter, means all claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including, without limitation, all legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) arising directly as a consequence of such matter.

(bb)	“Material Adverse Effect” means a material and adverse change or a material and adverse effect, individually or in the aggregate, on the condition (financial or otherwise) of a Party taken as a whole, whether or not arising from transactions in the ordinary course of business; except, in each case, to the extent resulting from (i) the announcement of the transactions contemplated in this Agreement, the execution of this Agreement or the performance of obligations hereunder, including the impact of any of the foregoing on relationships with customers, suppliers or employees, (ii) conditions affecting the global economy or the financial, credit, commodities or capital markets as a whole, (iii) changes generally affecting the industries in which the Companies conduct the Business, (iv) any change in, adoption of, or change in the interpretation or adoption of any applicable Law or GAAP, (v) any national or international political or social conditions, including the engagement, escalation or continuation of Canada or the Unites States in hostilities, or the occurrence of any military or terrorist attack upon Canada or the United States, or their respective diplomatic or consular offices or upon any military installation or personnel of Canada or the United States, (vi) pandemics or epidemics including the COVID-19 pandemic, (vii) earthquakes, hurricanes, floods or other natural disasters, (viii) the failure by the Companies to meet any revenue or earnings projections, forecasts or predictions, (ix) any action taken by, or with the consent of, the Company Parties relating to SWAG, or (x) any action by SWAG, the SWAGSHAR or their Affiliates required to be taken, or permitted to be taken, by this Agreement; provided, in the case of any of the foregoing clauses (ii), (iii), (iv), (v), and (vi), such event, charge or action does not have a materially disproportionate effect on the Party relative to other Persons operating in the same industry in North America.

(cc)	“Nasdaq” means the Nasdaq Stock Market.

(dd)	“Order” means any decree, order, judgment, writ, award, injunction, rule, or consent of or by a Governmental Authority.

(ee)	“Ordinary Course” means, in relation to the conduct of the SWAG Business, any transaction that constitutes an ordinary day-to-day business activity of SWAG conducted in a manner consistent with SWAG’s past practice;

(ff)	“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

(gg)	“Purchase Price” has the meaning set forth in Section 2.02.

(hh)	“Related Party” means, (A) with respect to a particular individual: (i) the individual’s Family; (ii) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family; (iii) any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (iv) any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity); (B) with respect to a specified Person other than an individual: (i) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person; (ii) any Person that holds a Material Interest in such specified Person; (iii) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (iv)any Person in which such specified Person holds a Material Interest; and (v) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and, for purposes of this definition, (a) “control” (including “controlling,” “controlled by”, and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree and (iv) any other natural person who resides with such individual; and (c) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

(ii)	“Securities Act” means the Securities Act of 1933, as amended.

(jj)	“Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

(kk)	“Tax(es)” means any federal, state, provincial, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee (including under Section 6901 of the Code or similar provision of applicable Law) or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

(ll)	“Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

(mm)	“SWAG Business” has the meaning set forth in the Recitals.

(nn)	“SWAG Organizational Documents” has the meaning set forth in Section 3.01.

(oo)	“SWAG Shareholder” or “SWAGSHAR” has the meaning set forth in the Recitals.

(pp)	“SWAG Shares” has the meaning set forth in the Recitals.

(qq)	“Third Party Claim” has the meaning set forth in Section 8.03(a).

(rr)	“Transaction Documents” means, collectively, (i) this Share Purchase Agreement, and (ii) any other agreements, instruments and documents required to be delivered at the Closing.

(ss)	“USD” means United States of America dollars and refers to the lawful money of the United States of America. Within this Agreement, all references to Dollars are in United States dollars.

Section 1.02 Interpretive Provisions.

(a)	Unless the express context otherwise requires, in this Agreement:

(i)	the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(ii)	terms defined in the singular shall have a comparable meaning when used in the plural, and vice- versa;

(iii)	references herein to a specific Section, Subsection, Recital, Schedule, or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules, or Exhibits of this Agreement;

(iv)	wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(v)	words importing the singular number only shall include the plural and vice versa, words importing gender shall include all genders and words importing persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind whatsoever;

(vi)	references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.02(a)(vi) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(vii)	references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(viii)	references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented, or modified from time to time in accordance with the terms thereof;

(ix)	with respect to the determination of any period of time the word “from” means “from and including” and the words “to” and “until” each means “to and including”;

(x)	references herein to any Law or any license mean such Law or license as amended, modified, codified, re-enacted, supplemented or superseded in whole or in part, and in effect from time to time; and

(xi)	references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

(xii)	Unless otherwise expressly provided, all accounting terms, determinations and computations used in this Agreement shall be interpreted and all financial information shall be prepared in accordance with USGAAP.

Article II. SHARE PURCHASE

Section 2.01 Purchased Shares. On the terms and subject to the conditions of this Agreement, the Sellers agree to sell, assign and transfer to Buyer, free and clear of all Encumbrances, and NVOS agrees to purchase from the Sellers, effective as of the Closing Date, the equivalent of one hundred percent (100%) of all SWAG stock in consideration for the Purchase Price.

Section 2.02 Purchase Price. The purchase price (the “Purchase Price”) payable to the Sellers, by NVOS for one hundred percent (100%) of all SWAG stock shall be ONE Dollar ($1.00) for Satisfaction of Purchase Price. The Buyer shall pay the Purchase Price at Closing by certified funds or cash.

Section 2.05 Closing. The closing of the Share Purchase (the “Closing”) shall occur on the date of this Agreement or such other date as the Company and the SWAGSHAR may agree in writing (the “Closing Date”). Prior to the Closing Date, the Parties shall have either been satisfied with or provided their waiver (by the Party for whose benefit the conditions exist) of the conditions to Closing set forth in Article VI, at the offices of Novo Integrated Sciences Inc., at 4:00 p.m. EST, or at such other date, time or place as the Company and the SWAGSHAR may agree in writing. At the Closing:

(a)	SAWGSHAR shall deliver certificates representing the transfer of shares to the Sellers, in addition to the Organizational Documents of SWAG and

(b)	The Company and the SWAG Parties shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the Parties and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

Section 2.06 Tax Consequences. For U.S. federal income tax purposes, the Share Purchase is not intended to be a “reorganization” within the meaning of the Code and the Treasury Regulations. Each Party is responsible for their own taxable consequences as a result of the Share Purchase.

Section 2.07 Conveyance Taxes. The respective beneficiaries will pay all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the transactions contemplated by this Agreement.

Article III. REPRESENTATIONS, COVENANTS, AND WARRANTIES CONCERNING SWAG

Each of the SWAG Parties represents and warrants to the Company as follows, except as set forth in the SWAG Disclosure Schedule, attached hereto, referencing the applicable Section of this Article III to which such disclosure related, and acknowledges that Buyer is relying on such representations and warranties in connection with its purchase of the SWAG Shares and the other transactions contemplated by this Agreement.

Section 3.01 Corporate Existence and Power of SWAG. SWAG is a Delaware] corporation duly organized, validly existing, and in good standing under the Laws of Delaware and has the power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. SWAG has delivered to the Company complete and correct copies of the organizational documents of SWAG as of the Closing Date (the “SWAG Organizational Documents”). SWAG has full legal power and authority to carry on the SWAG Business as it is now being conducted and as now proposed to be conducted and to own or lease its properties and assets. Except as set forth in the SWAG Disclosure Schedule, SWAG does not have any subsidiaries or direct or indirect interest (by way of stock ownership, partnership ownership, joint venture ownership, or otherwise) in any firm, corporation, limited liability company, partnership, association or business.

Section 3.02 Due Authorization. The execution, delivery and performance of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate (i) any provision of the SWAG Organizational Documents, or (ii) any applicable Law. SWAG has taken all actions required by Law, the SWAG Organizational Documents or otherwise to authorize the execution, delivery and performance of this Agreement and to consummate the transactions herein contemplated. This Agreement has been duly executed and delivered by SWAG and upon its execution and delivery will constitute a valid and legally binding agreement in accordance with its terms.

Section 3.03 No Other Agreement to Purchase. No person or entity, other than the Company, has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the SWAG of any shares in SWAG or any assets from SWAG necessary to carry on the SWAG Business in the manner carried on immediately prior to the date of this Agreement other than pursuant to normal purchase orders for inventory accepted by the SWAG in the Ordinary Course.

Section 3.04 No Violation. The execution and delivery of this Agreement and the Transaction Documents by SWAG and the consummation of the transactions herein and therein provided for will not result in the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of the SWAG under (whether after giving notice, lapsed time or otherwise): (i) any Material Contract; (i) any provision of the SWAG Organizational Documents; (ii) any judgment, decree, order or award of any Governmental Authority having jurisdiction over SWAG; (iii) any license, permit, approval, consent or authorization held by SWAG or necessary to the operation of the SWAG Business; (iv) any applicable Legal Requirement; and (vi) the creation or imposition of any Encumbrance (other than any Permitted Encumbrances) on the SWAG Purchased Shares or the Assets of SWAG.

Section 3.05 Valid Obligation. This Agreement and all of the other Transaction Agreements executed by SWAG in connection herewith constitute, or will when entered into, constitute the valid and binding obligations of SWAG, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 3.06 SWAG Assets. The SWAG Assets are owned by SWAG as the sole legal and beneficial owner thereof, with a good and marketable title thereto, or SWAG has a valid leasehold interest in, or license of, or right to use, free and clear of all Encumbrances, other than Permitted Encumbrances, and include all of the properties and assets (whether real, personal, or mixed and whether tangible or intangible, including the right to any commissions associated with the SWAG Business) which are shown on the balance sheet forming part of the Interim Financial Statements, or which are used by SWAG to carry on the SWAG Business immediately prior to the date of this Agreement, other than any properties and assets which have been sold or otherwise disposed of in the Ordinary Course since the Interim Balance Sheet Date. No Related Party owns any SWAG Assets which are used in the SWAG Business immediately prior to the date of this Agreement. The SWAG Assets are sufficient to operate the SWAG Business in the manner conducted immediately [(10) days], prior to the date of this Agreement all material respects other than any properties and assets which have been sold or otherwise disposed of in the Ordinary Course of business. The following assets are excluded from the sale: software, websites, marketing materials and all other personal property not related to the OPHIR Collection. That property will inure to the benefit of the SWAGSHAR.

Section 3.07 Real Property. SWAG does not own any real property used by SWAG in connection with the SWAG Business.

Section 3.08 Intellectual Property.

(a)	Section 3.09 of the SWAG Disclosure Schedule sets forth a complete and correct list of all of the (i) registrations, issuances, and pending applications for Intellectual Property that are owned by SWAG, including all patents, trademarks, copyrights, Internet domain names, and applications for any of the foregoing; (ii) software owned by SWAG; and (iii) material unregistered Intellectual Property that are owned by SWAG.

(b)	All required maintenance fees for Intellectual Property that are owed by SWAG have been paid to the relevant Governmental Authority through the Closing Date, and to the Knowledge of the SWAG Parties, there are no judgments, rulings, or agreements that affect the validity, enforceability, ownership, or scope of rights, with respect to any Intellectual Property owned by SWAG.

(c)	No written claim has been brought or made against SWAG by notice to SWAG, and, to the Knowledge of the SWAG Parties, no facts exist that would support a claim (i) alleging that the SWAG IP Rights infringe on or misappropriates the Intellectual Property of another Person; (ii) challenging the ownership, right to use or validity of SWAG IP Rights; or (iii) opposing or attempting to cancel SWAG IP Rights.

(d)	SWAG has not made any claim, received any notice of any, and to the Knowledge of the SWAG Parties there is no, infringement, misappropriation, interference, or conflict, with respect to any of SWAG IP Rights by any third party.

Section 3.09 Insurance. Section 3.10 of the SWAG Disclosure Schedule lists all insurance policies maintained by SWAG as of the date hereof. To the Knowledge of the SWAG Parties, SWAG is not in default with respect to any material provisions contained in any such insurance policy and have not failed to give any notice or present any claim under any such insurance policy in a due and timely fashion. The SWAG Parties have provided a true copy of each insurance policy referred to in this Section 3.09(j) of the SWAG Disclosure Schedule to the Company.

Section 3.10 No Expropriation. In the past 12 months, no part of the SWAG Assets have been taken or expropriated by any federal, state, municipal or other authority, nor has any notice or proceeding in respect thereof been given or commenced. To the Knowledge of the SWAG Parties there is no intent or proposal to give any such notice or commence any such proceedings.

Section 3.11 Contracts. Section 3.12 of the SWAG Disclosure Schedule sets forth a true and complete list of each Material Contract, not including the Leases but including any Material Contracts entered into with customers of SWAG. [There are no agreements or understandings between SWAG and any customer of any kind or nature, including, without limitation, agreements with respect to refunds, credits, allowances, discounts or free services or products.] No consent of any party to any Material Contract is required for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. To the Knowledge of the SWAG Parties:

(a)	SWAG has performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not in default or alleged to be in default in respect of, any Material Contract in any material respect; and

(b)	all such Material Contracts are in good standing and in full force and effect, and no event, condition or occurrence exists which, after notice or lapse of time or both, would constitute a default under any Material Contract.

Section 3.12 Compliance with Legal Requirements, Licenses. In the two years prior to the date of this Agreement, SWAG has complied in all material respects with all Legal Requirements applicable to the SWAG Business. Section 3.13 of the SWAG Disclosure Schedule sets forth a complete and accurate list of all material licenses, permits, approvals, consents, certificates, registrations and authorizations, whether governmental, regulatory or otherwise, and all applications therefor (the “Licenses”) held by or granted to SWAG, and there are no other material licenses, permits, approvals, consents, certificates, registrations or authorizations necessary to carry on the SWAG Business or to own or lease any of the SWAG Assets. Each License is valid, subsisting and in good standing and SWAG is not in default or breach of any License and, to the Knowledge of the SWAG Parties, no proceeding is pending or threatened to revoke or limit any License. SWAG has provided a true and complete copy of each License and all amendments thereto to the Buyer.

Section 3.13 Consents and Approvals. There is no requirement to make any filing with, give any notice to or to obtain any license, permit, certificate, registration, authorization, consent or approval (“Governmental Approvals”) of, any Governmental Authority as a condition to the lawful consummation of the transactions contemplated by this Agreement. There is no requirement under any Material Contract to give any notice to, or to obtain the consent or approval of, any party to such Material Contract relating to the consummation of the transactions contemplated by this Agreement.

Section 3.14 Financial Statements. The Annual Financial Statements and the Interim Financial Statements (the “Financial Statements”) have been prepared in accordance with USGAAP applied on a basis consistent with prior periods, subject to adjustment in the case of the Annual Financial Statements and Interim Financial Statements based on the financial information provided by SWAG, are correct and complete and present fairly, in all material respects, the assets, liabilities and financial condition of SWAG as at the respective dates of the Financial Statements and the sales, earnings and results of operations of SWAG for the respective periods covered by the Financial Statements. As at the date hereof, to the Knowledge of SWAG there has not been any material adverse change to the financial position and condition of SWAG as compared to that shown on or reflected in the Financial Statements. SWAG has provided true and complete copies of the Financial Statements to the Buyer.

Section 3.15 Books and Records. The books and records of SWAG, all of which have been made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with standard business practices.

Section 3.16 Absence of Changes. Since the date of the Interim Balance Sheet Date, the SWAG Business has been conducted only in the ordinary and normal course consistent with past practice and, except as disclosed in Schedule Section 3.17, there has not been:

(a)	any Material Adverse Effect;

(b)	any material damage, destruction or loss (whether or not covered by insurance) affecting the SWAG Business;

(c)	any obligation or liability (whether absolute, accrued, contingent or otherwise, and whether due or to become due) incurred by SWAG, in connection with the SWAG Business, other than those incurred in the Ordinary Course;

(d)	any payment, discharge or satisfaction of any Encumbrance or material liability, or obligation of SWAG (whether absolute, accrued, contingent or otherwise, and whether due or to become due) other than payment of accounts payable and tax liabilities incurred in the Ordinary Course and as disclosed in Schedule 3.17;

(e)	any license, sale, assignment, transfer, disposition, pledge, mortgage or granting of a security interest or other Encumbrance on or over any material SWAG Assets, other than sales of inventory in the Ordinary Course and disposal of obsolete or unusable SWAG Assets;

(f)	any cancellation of any claims or any amendment, termination, or waiver of any rights of value to SWAG Assets in amounts exceeding Two Thousand Dollars ($2,000) in each instance or Ten Thousand Dollars ($10,000) in the aggregate;

(g)	any sale, assignment, license or other transfer of any Intellectual Property;

(h)	any forward purchase commitments in excess of the requirements of the SWAG Business for normal operating inventories or at prices higher than the current market prices;

(i)	any forward sales commitments other than as provided for in any Material Contract or in the Ordinary Course ;

(j)	any material change in the accounting or tax practices followed by SWAG including any material Tax elections,

(k)	any material change adopted by SWAG in its depreciation or amortization policies or rates;

(l)	any material change in the credit terms offered to customers of, or by suppliers to, the SWAG Business;

(m)	any material delay or postponement of the payment of material accounts payable outside the Ordinary Course; or

Section 3.17 Non-Arm’s Length Transactions. Since the Interim Balance Sheet Date, SWAG has not made any payment or loan to or borrowed any moneys from or is otherwise indebted to, any Related Party. SWAG is not a party to any Contract, nor has it engaged in any transaction with any Related Party, except as contemplated by this Agreement. No Related Party:

(a)	owns, directly or indirectly, any interest in (except for shares representing less than one per cent (1%) of the outstanding shares of any class or series of any publicly traded company), or is an officer, director, employee, partner, or consultant of, any person which is, or is engaged in business as, a competitor of the SWAG Business or a lessor, lessee, supplier, distributor, sales agent or customer of the SWAG Business;

(b)	owns, directly or indirectly, in whole or in part, any property that the SWAG Business uses in the operations of the SWAG Business; or

(c)	has any cause of action or other claim whatsoever against or owes any amount to SWAG in connection with the SWAG Business, except for any liabilities reflected in the Financial Statements and claims in the ordinary course of business such as for accrued vacation pay and accrued benefits under employee plans.

Section 3.18 Tax Matters. All federal, state, provincial, county, local and foreign taxes, including without limitation, income, gross receipts, excise, import, ad valorem, property, franchise, license, sales, use, payroll, severance and windfall profits taxes, including any penalty, addition to tax, interest, assessment or other charge imposed thereon (collectively, “Taxes”), due and payable by SWAG for any period ending prior to the Closing Date have been paid in ful1. There are no federal, state, or local tax Encumbrances upon any of the SWAG Assets. All Tax Returns required to be filed by or with respect to SWAG prior to the Closing Date have been filed and all Taxes due as shown thereon have been paid. All such Tax Returns are true, correct and complete and accurately set forth all items to the extent required to be reflected or incurred in such Tax Returns by applicable Legal Requirements. To the Knowledge of the SWAG Parties, no issues have been raised (or are currently pending) by any Governmental Authority the adverse determination of which could result in an Encumbrance upon any SWAG Assets. No waivers of statutes of limitations as to any tax matters have been given or requested with respect to SWAG. SWAG has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party and no person treated as an independent contractor has been reclassified as an employee by any governmental authority. SWAG is not a party to any Tax allocation or Tax sharing agreement. To the Knowledge of the SWAG Parties, there is no obligation to file Tax Returns in any jurisdiction in which SWAG currently is not filing such Tax Return.

Section 3.19 Litigation. There are no actions, suits or proceedings (whether or not purportedly on behalf of SWAG) pending or, to the Knowledge of the SWAG Parties, threatened against or affecting, the SWAG Assets or SWAG Business, at law or in equity or before or by any Governmental Authority. The SWAG Parties are not aware of any ground on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success unless otherwise disclosed herein.

Section 3.20 Employees and Employee Matters:

(a)	The SWAG Disclosure Schedule sets forth a true and complete list of all officers and directors and employees.

(b)	(i) There are no pending claims by any employee, independent contractor, agent, former employee, independent contractor or agent against SWAG other than for compensation and benefits due in the ordinary course of employment, (ii) there are no pending claims against SWAG arising out of any statute, ordinance or regulation relating to employment practices or occupational or safety and health standards, (iii) there are no pending or, to the Knowledge of the SWAG Parties, threatened, labor disputes, strikes or work stoppages against SWAG, (iv) to the Knowledge of the SWAG Parties, there are no union organizing activities in process or contemplated; and (v) there are no workers’ compensation claims of any nature pending against SWAG and there have not, within the two years prior to the date of this Agreement any such settled claims. To the Knowledge of the SWAG Parties, in the two years prior to the date of this Agreement there have not been any unasserted or threatened workers’ compensation claims against SWAG.

(c)	All employees and independent contractors who perform services for SWAG which require a license have been duly licensed by the applicable governmental agency in the applicable jurisdiction.

Section 3.21 Employee Benefit Plans. The SWAG Disclosure Schedule lists all plans, programs, agreements, commitments and arrangements maintained by or on behalf of SWAG that provide benefits or compensation to, or for the benefit of, any employee or former employee (the “Plans”). Only employees and former employees (and eligible dependents and beneficiaries of such employees and former employees) participate in the Plans.

Section 3.22 No Liabilities. To the Knowledge of the SWAG Parties, there are no material liabilities of SWAG whether or not accrued and whether or not determined or determinable other than as disclosed in the Financial Statements or incurred in the ordinary course of the SWAG Business of the nature required to be reflected as liabilities on a balance sheet prepared in accordance with GAAP.

Section 3.23 Brokerage. SWAG has not dealt with, and is not obligated to make any payment to, any finder, broker, investment banker or financial advisor in connection with any of the transactions contemplated by this Agreement or the negotiations looking toward the consummation of such transactions.

Article IV. REPRESENTATIONS, COVENANTS, AND WARRANTIES OF THE Sellers

Each SWAG Shareholder, (collectively referred to as the “SWAG Shareholder” or the “SWAG Shareholders”) severally (as to itself and not any other SWAG Shareholder), represents and warrants to the Company as follows:

Section 4.01 Capacity. The SWAG Shareholders have the power and authority to own or hold the SWAG Shares held by them. The SWAG Shareholders have the power and authority to enter into this Agreement and to perform its obligations hereunder.

Section 4.02 Execution and Delivery. This Agreement and any other Transaction Documents contemplated by this Agreement has been duly executed and delivered by the SWAG Shareholders and will result in legally binding obligations of the SWAG Shareholders enforceable against in accordance with the respective terms and provisions hereof and thereof, except as may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 4.03 Corporate Action. The execution and delivery of this Agreement and such other Transaction Documents and the consummation of the transaction have been duly authorized by all necessary corporate action on the part of all such SWAG Shareholders, as may be required.

Section 4.04 No Violation. The execution and delivery of this Agreement, the transfer of the SWAG Shares held by the SWAG Shareholders, as applicable, and the performance, observance or compliance with the terms of this Agreement by the SWAG Shareholders will not violate, constitute a default under, conflict with, or give rise to any requirement for a waiver or consent under: any provision of law or any order of any court or other governmental agency applicable to the SWAG Shareholders; the organizational documents of the SWAG Shareholders, if applicable any provision of any agreement, instrument or other obligation to which the SWAG Shareholders are a party or by which the SWAG Shareholders are bound; or any applicable judgment, writ, decree, order or Laws applicable to the SWAG Shareholders.

Section 4.05 Litigation. There is no pending suit, action, legal proceeding, litigation or governmental investigation of any sort or, to the Knowledge of the SWAG Shareholders without further inquiry, threatened or contemplated, which would: in any manner restrain or prevent the SWAG Shareholders from effectually or legally exchanging the SWAG Shares held by the SWAG Shareholders in accordance with this Agreement; cause any Encumbrance to be attached to the SWAG Shares held by the SWAG Shareholders; divest title to the SWAG Purchased Shares held by the SWAG Shareholders; or make the Company or SWAG liable for damages in connection with the transaction contemplated herein.

Section 4.06 Ownership. The SWAG Shareholders are the registered owners of all SWAG Shares. The SWAG Shareholders have good and marketable title to all SWAG Securities, free of all Encumbrances other than Permitted Encumbrances and no person or entity has any agreement or option or right capable of becoming an agreement or option for the purchase from the SWAG Shareholders of any of the SWAG Shares held by it other than the Buyer. The SWAG Shareholders have good right, full power and absolute authority to sell, transfer and assign all of the SWAG Shares held by it to the Buyer for the purpose and in the manner as provided for in this Agreement. The SWAG Shares held by the SWAG Shareholders constitute all of the SWAG Shares owned or controlled, directly or indirectly, by the SWAG Shareholders. The SWAG Shares held by the SWAG Shareholders are not subject to any shareholder, pooling, escrow or similar agreements to which the SWAG Shareholders are a party.

Section 4.07 Finder’s Fees. The SWAG Shareholders have not entered into any agreement that would entitle any person to any valid claim against the Company for a broker’s commission, finder’s fee, or any like payment in respect of the exchange of the SWAG Shares or any other matters contemplated by this Agreement.

Section 4.08 Independent Legal Advice. The SWAG Shareholders hereby acknowledges that they has been afforded the opportunity to obtain independent legal advice, and confirms by the execution and delivery of this Agreement that they have either done so or waived their right to do so in connection with the entering into of this Agreement.

Article V. REPRESENTATIONS, COVENANTS, AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the SWAG Parties as follows, except as set forth in the Company Disclosure Schedule, attached hereto, referencing the applicable Section of this Article V to which such disclosure related and acknowledges and confirms that the SWAG Parties are relying on such representations and warranties in connection with their entering into this Agreement and the other Transaction Documents including their sale of the SWAG Shares and the other transactions contemplated therein , as follows:

Section 5.01 Organization. Company is a corporation validly existing under the laws of the state of Nevada and has the power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. The Company has the corporate power to enter into this Agreement and the Transaction Documents to which it is a party and to perform its respective obligations hereunder and thereunder.

Section 5.02 Due Authorization. This Agreement and the Transaction Documents have been duly authorized, executed and delivered by the Company as applicable and are a legal, valid and binding obligation, enforceable by the SWAG Parties in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 5.03 No Violation. The execution and delivery of this Agreement and the Transaction Documents by the Company and the consummation of the transactions herein provided for will not result in (a) the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of the Company: (i) any Contract to which the Company is a party or by which it is bound; (ii) any provision of the constituting documents or resolutions of the board of directors and stockholders of the Company; (iii) any judgment, decree, order or award of any Governmental Authority having jurisdiction over the Company; (iv) any license, permit, approval, consent or authorization held by the Company or necessary to the operation of its respective businesses; or (v) any applicable Legal Requirement; or (b) the creation or imposition of any Encumbrance on any of its respective assets.

Section 5.04 Consents and Approvals. There is no requirement to make any filing with, give any notice to or to obtain any Governmental Approvals of, any Governmental Authority as a condition to the lawful consummation of the transactions contemplated by this Agreement. There is no requirement under any Contract relating to the Company to which the Company is a party or by which it is bound to give any notice to, or to obtain the consent or approval of, any party to such agreement, instrument or commitment relating to the consummation of the transactions contemplated by this Agreement.

Section 5.05 Information. The information concerning the Company set forth in this Agreement and the Company Disclosure Schedule is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 5.06 SEC Reports; Securities Law Compliance. The Company Shares are listed and posted for trading on the Nasdaq, and the Company is in compliance in all material respects with the policies and requirements of the Nasdaq. The Company has filed with or furnished to the SEC on a timely basis all reports, forms, schedules and other documents required to be filed or furnished, as the case may be, by the Company (collectively, the “Company SEC Documents”). No Company SEC Documents are filed on a confidential basis or otherwise not available to the public. As of its filing date (or, if amended or supplemented, as of the date of the most recent amendment or supplement and giving effect to such amendment or supplement), each Company SEC Document complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder, as the case may be, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no material outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents and, to the Knowledge of the Company, none of the Company SEC Documents is the subject of outstanding SEC comment or outstanding SEC investigation or other governmental investigation regarding the accounting practices of the Company. The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the listing and corporate governance rules and regulations of the NASDAQ.

Section 5.07 Brokerage. Company has not dealt with, and is not obligated to make any payment to, any finder, broker, investment banker or financial advisor in connection with any of the transactions contemplated by this Agreement or the negotiations looking toward the consummation of such transactions.

Article VI. CONDITIONS TO CLOSING

Section 6.01 Condition to the Obligations of all of the Parties. The obligations of all of the Parties to consummate the Closing are subject to the satisfaction, or waiver by each of the Parties, at or before the Closing Date, of all the following conditions:

(a)	No provisions of any applicable Law, and no Order shall prohibit or impose any condition on the consummation of the Closing;

(b)	There shall not be any Action brought by a third-Party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing; and

(c)	The Parties shall have received all necessary approvals from all required Authorities to consummate the transactions contemplated herein.

(d)	The Parties executing a mutual Non-Disclosure Agreement.

Section 6.02 Condition to the Obligations of the Company. The obligations of the Company to consummate the Closing are subject to the satisfaction (or waiver by the Company), at or before the Closing Date, of the following conditions:

(a)	the Company shall have completed its due diligence investigation of SWAG to the Company’s satisfaction in the Company’s sole discretion;

(b)	at the time of the Closing, SWAG will have no liabilities, contingent or otherwise;

(c)	the Closing shall not result in SWAG losing any rights presently held under any contract or arrangement;

(d)	The representations and warranties made by the SWAG Parties in this Agreement shall have been true and correct when made and shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality, which shall be true and correct in all respects) at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except for changes therein permitted by this Agreement; All SWAG Assets, are free and clear of all Encumbrances, with SWAG having the full right, title, privileges, claims and interest in, whether owned or leased, real or personal, tangible or intangible;

(e)	Each of the SWAG Parties shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by such SWAG Parties prior to or at the Closing;

(f)	The Consents shall have been delivered to the Company;

(g)	No Order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby;

(h)	The SWAG Parties shall have each have approved this Agreement and the transactions contemplated herein; and

(i)	All consents, approvals, waivers, or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of SWAG after the Closing Date on the basis as presently operated shall have been obtained.

(j)	The SWAG Parties shall have provided a proper Bill of Sale and Purchase and Sale Agreement to the OPHIR Collection to the Buyer prior to the closing to allow for a proper legal review.

(k)	All regulatory approvals required by the Company in respect of the Transaction shall have been received by the Company.

Section 6.03 Condition to the Obligations of the SWAG Parties. The obligations of the SWAG Parties to consummate the Closing are subject to the satisfaction (or waiver by any of the SWAG Parties), at or before the Closing Date, of the following conditions:

(a)	The Company shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by the Company prior to or at the Closing;

(b)	No Order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby;

(c)	The Company’s Board of Directors shall have approved this Agreement and the transactions contemplated herein;

(d)	A total amount of Ninety Million ($90,000,000.00) will be distributed as follows: (i) Sixty Million Dollars directly to the court-appointed receiver for the purchase of the OPHIR Collection by SWAG, and (ii) the Mark-up of Thirty Million Dollars directly for the benefit of the SWAGSHARE. The $90,000,000 is to be provided by a competent financing party.

(e)	Provide SWAG with a binding Letter of Intent by a competent financing party for financing in the amount of at least $90,000,000.00 by midnight EST December 27, 2022 with a closing date no later than December 30, 2022 by 5:00 p.m. EST.

Article VII. CLOSING DELIVERABLES

Section 7.01 Delivery of Books and Records. At the Closing, the SWAG Parties shall deliver to the Company, all organizational documents, books of account, contracts, records, and all other books or documents of SWAG now in the possession of SWAG.

Section 7.02 Third Party Consents and Certificates. Prior to the Closing Date, the Company and the SWAG Parties agree to cooperate with each other in order to obtain any required third-Party consents to this Agreement and the transactions herein contemplated.

Section 7.03 Actions Prior to Closing. From and after the date of this Agreement until the Closing Date and except as set forth in the Company Schedules, if any, or the SWAG Schedules, or as permitted or contemplated by the LOI and this Agreement, the Company and SWAG, respectively, will each:

(a)	carry on its business in substantially the same manner as it has heretofore;

(b)	maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty;

(c)	maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

(d)	perform in all material respects all of its obligations under material contracts, leases, and instruments relating to or affecting its assets, properties, and business;

(e)	fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state Laws (including without limitation, the federal securities Laws) and all rules, regulations, and orders imposed by federal or state governmental authorities.

Section 7.04 Limitations on Actions. From and after the date of this Agreement until the Closing Date, except as required by this Agreement neither the Company nor SWAG will:

(a)	make any changes in their charter documents, except as contemplated by this Agreement;

(b)	enter into or amend any contract, agreement, or other instrument of any of the types described in such Party’s schedules, except that a Party may enter into or amend any contract, agreement, or other instrument in the ordinary course of business involving the sale of goods or services; or

(c)	sell any assets or discontinue any operations, sell any shares of capital stock or conduct any similar transactions other than in the ordinary course of business.

Section 7.05 Documents to be Delivered by the SWAG Parties at the Closing. At the Closing, the SWAG Parties shall deliver:

(a)	a Certificate of Status, dated within 7 business days of the Closing Date, certifying the good standing and legal existence of SWAG, issued by the appropriate authority;

(b)	such other documents and items as may reasonably be requested by the Company to effect the transactions contemplated hereunder.

Section 7.06 Documents to be Delivered by the Company at the Closing. At the Closing, the Company shall deliver to the SWAG Parties or certain other parties as set forth herein:

(a)	each of the other Transaction Documents, as applicable, duly executed by the applicable Company Party;

(b)	such other documents and items as may reasonably be requested by the SWAG Parties to effect the transactions contemplated hereunder.

Article VIII. INDEMNIFICATION

Section 8.01 Indemnification of Company. From and after the Closing Date, the SWAG Parties (the “SWAG Indemnifying Party”) hereby agree, jointly and severally (except in respect of the representations and warranties of the Sellers in Article IV which shall be severally each in respect of itself), to indemnify and hold harmless to the fullest extent permitted by applicable law the Company, each of its Affiliates and each of its and their respective members, managers, partners, directors, officers, employees, stockholders, attorneys and agents and permitted assignees (each a “Company Indemnified Party”), against and in respect of any and all out-of-pocket loss, cost, payments, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage (excluding indirect, consequential, special, punitive damages, diminution of value or claim or loss of profits) (including reasonable costs of investigation and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses”) incurred or sustained by any Company Indemnified Party as a result of any breach of any of the representations, warranties or covenants of the SWAG Parties contained herein.

Section 8.02 Indemnification of the SWAG Parties. The Company (the “Company Indemnifying Party”) hereby agree, jointly and severally, to indemnify and hold harmless to the fullest extent permitted by applicable law the SWAG Parties and each of its officers, directors, employees, stockholders, attorneys and agents and permitted assignees (each a “SWAG Indemnified Party”), against and in respect of any and all Losses incurred or sustained by any SWAG Indemnified Party as a result of or in connection with any breach or inaccuracy of any of the representations, warranties, covenants and agreements of the Company contained herein or in any of the additional agreements or any certificate or other writing delivered pursuant hereto.

Section 8.03 Third Party Claims. With respect to any Third-Party Claims:

(a)	An Indemnified Party shall give the Indemnifying Party prompt notice (an “Indemnification Notice”) of any Third-Party Action with respect to which such Indemnified Party seeks indemnification pursuant to Section 8.01 or Section 8.02 (a “Third Party Claim”), which shall describe in reasonable detail the Loss that has been or may be suffered by the Indemnified Party. The failure to give the Indemnification Notice shall not impair any of the rights or benefits of such Indemnified Party under Section 8.01 or Section 8.02, except to the extent such failure materially and adversely affects the ability of the Indemnifying Party to defend such claim or increases the amount of such liability.

(b)	In the case of any Third Party Claims as to which indemnification is sought by any Indemnified Party, such Indemnified Party shall be entitled, at the sole expense and liability of the Indemnifying Party, to exercise full control of the defense, compromise or settlement of any Third Party Claim unless the Indemnifying Party, within a reasonable time after the giving of an Indemnification Notice by the Indemnified Party (but in any event within ten (10) days thereafter), shall (i) deliver a written confirmation to such Indemnified Party that the indemnification provisions of Section 8.01 or Section 8.02 are applicable to such Action and the Indemnifying Party will indemnify such Indemnified Party in respect of such Action pursuant to the terms of this Section 7.07(e) and, notwithstanding anything to the contrary, shall do so without asserting any challenge, defense, limitation on the Indemnifying Party’s liability for Losses, counterclaim or offset, (ii) notify such Indemnified Party in writing of the intention of the Indemnifying Party to assume the defense thereof, and (iii) retain legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such Third Party Claim.

(c)	If the Indemnifying Party assumes the defense of any such Third Party Claim pursuant to Section 8.03(b), then the Indemnified Party shall cooperate with the Indemnifying Party in any manner reasonably requested in connection with the defense, and the Indemnified Party shall have the right to be kept fully informed by the Indemnifying Party and their legal counsel with respect to the status of any legal proceedings, to the extent not inconsistent with the preservation of attorney-client or work product privilege. If the Indemnifying Party so assumes the defense of any such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party has agreed to pay such fees and expenses, or (ii) the named Parties to any such Third Party Claim (including any impleaded Parties) include an Indemnified Party and the Indemnifying Party and the Indemnified Party shall have been advised by its counsel that there may be a conflict of interest between such Indemnified Party and the Indemnifying Party in the conduct of the defense thereof, and in any such case the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Party.

(d)	If the Indemnifying Party elects to assume the defense of any Third Party Claim pursuant to Section 8.03(b), the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Party withdraws from or fails to vigorously prosecute the defense of such asserted liability, or unless a judgment is entered against the Indemnified Party for such liability. If the Indemnifying Party does not elect to defend, or if, after commencing or undertaking any such defense, the Indemnifying Party fails to adequately prosecute or withdraw such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Party’s expense. Notwithstanding anything to the contrary, the Indemnifying Party shall not be entitled to control, but may participate in, and the Indemnified Party (at the expense of the Indemnifying Parties) shall be entitled to have sole control over, the defense or settlement of (x) that part of any Third Party Claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, or (ii) to the extent such Third Party Claim involves criminal allegations against the Indemnified Party. In the event the Indemnified Party retains control of the Third-Party Claim, the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

(e)	If the Indemnified Party undertakes the defense of any such Third Party Claim pursuant to Section 8.03(b) and proposes to settle the same prior to a final judgment thereon or to forgo appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement, assume or reassume the defense thereof or prosecute such appeal, in each case at the Indemnifying Party’s expense. The Indemnifying Party shall not, without the prior written consent of such Indemnified Party settle or compromise or consent to entry of any judgment with respect to any such Third Party Claim (i) in which any relief other than the payment of money damages is or may be sought against such Indemnified Party, or (ii) which does not include as an unconditional term thereof the giving by the claimant, person conducting such investigation or initiating such hearing, plaintiff or petitioner to such Indemnified Party of a release from all liability with respect to such Third Party Claim and all other Actions (known or unknown) arising or which might arise out of the same facts.

Section 8.04 Direct Claims. With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have sixty (60) days to make such investigation of the Direct Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Direct Claim, together with all such other information as the Indemnifying Party may reasonably request. If all Parties agree at or prior to the expiration of such sixty (60) day period (or any mutually agreed upon extension thereof) to the validity and amount of such Direct Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Direct Claim, failing which the matter shall be referred to binding arbitration in such manner as the Parties may agree or shall be determined by a court of competent jurisdiction.

Section 8.05 Cooperation. The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

Section 8.06 Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)	The Sellers shall not be liable to the Company Indemnified Parties for indemnification under Section 8.01 until the aggregate amount of all Losses in respect of indemnification under Section 8.01 exceeds $35,000, in which event Sellers shall be required to pay or be liable for all such Losses in excess of $35,000;

(b)	The aggregate amount of all Losses for which the Company shall be liable under Section 8.02 shall not exceed the Purchase Price; and

(c)	An Indemnified Party is not entitled to double recovery for any Losses though they may have resulted from the breach, inaccuracy, or failure to perform of more than one of the representations, warranties, covenants, or obligations of the Indemnifying Party to this Agreement or be based on different theories of liability or causes of action.

Section 8.07 Insurance and Other Reductions. Any indemnification payments hereunder shall be reduced by (i) any insurance proceeds or other third-Party reimbursement actually received; or (ii) any net Tax benefit to the indemnified Party, and (iii) to the extent adjusted in the Purchase Price pursuant to this Agreement, and if already paid by the Indemnifying Party shall promptly be repaid by the Indemnified Party to the Indemnifying Party. Nothing in this Agreement shall in any way restrict or limit the general obligation at Law of a Party to mitigate any Loss that it may suffer or incur by reason of the breach by the other Party of any representation, warranty or covenant of that other Party under this Agreement. If any such Loss can be reduced by any recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, a Party shall take all commercially reasonable steps to enforce such recovery, settlement or payment. If the Indemnified Party fails to make all reasonable efforts to mitigate any such Loss then the Indemnifying Party shall not be required to indemnify any Indemnified Party to the extent of the Loss that could have been avoided if the Indemnified Party had made such efforts.

Section 8.08 Investigation. No Indemnified Party shall be entitled to indemnification, payment of Loss or other remedies based on any representation, warranty, covenant or obligation of another Party contained in or made pursuant to this Agreement or any Transaction Document if the Indemnified Party had knowledge of such inaccuracy or breach at the Closing.

Section 8.09 Indemnification as Sole Remedy. Following Closing, subject to an Indemnified Party’s right to obtain equitable relief, the indemnification provided for in this Article 8 shall be the sole and exclusive remedy and recourse for any matters arising out of this Agreement.

Section 8.10 Time Limit. The obligations of the SWAG Indemnifying Party and the Company Indemnifying Party under Section 8.01 and Section 8.02 in respect of a breach of representations and warranties shall expire 12 months from the Closing Date and in respect of covenants shall survive until fulfilled in accordance with its terms, except with respect to (i) an indemnification claim asserted in accordance with the provisions of this Agreement prior to such date which remains unresolved, for which the obligation to indemnify shall continue until such claim is resolved; and (ii) resolved claims for which payment has not yet been paid to the Indemnified Party.

Section 8.11 Purchase Price Adjustment. Any indemnification received under this Article 8 shall be treated by the Parties and their respective Affiliates, to the extent permitted by Law, as an adjustment to the Purchase Price.

Article IX. DISPUTE RESOLUTION

Section 9.01 Arbitration:

(a)	The Parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator (the “Arbitrator”). Binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(b)	If the Parties cannot agree upon the Arbitrator within ten (10) Business Days of the commencement of the efforts to so agree on an Arbitrator, each of the Parties shall select one arbitrator and the two arbitrators so selected shall select the Arbitrator.

(c)	The laws of the State of Florida shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement and any agreement contemplated hereby shall be governed by the laws of the State of Florida applicable to a contract negotiated, signed, and wholly to be performed in the State of Florida, which laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(d)	The arbitration shall be held in Florida in accordance with and under the then-current provisions of the rules of the Arbitration Act, except as otherwise provided herein.

(e)	On application to the Arbitrator, any Party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 9.01(c).

(f)	The Arbitrator may, at his discretion and at the expense of the Party who will bear the cost of the arbitration, employ experts to assist him in his determinations.

(g)	The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award or to obtain relief, as applicable (including actual attorneys’ fees and costs), shall be borne by the unsuccessful Party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs in such decision. The determination of the Arbitrator shall be final and binding upon the Parties and not subject to appeal.

(h)	Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The Parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) in Florida to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the Arbitration. The Parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the Parties hereto shall challenge any arbitration hereunder on the grounds that any Party necessary to such arbitration (including the Parties) shall have been absent from such arbitration for any reason, including that such Party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

Section 9.02 Waiver of Jury Trial; Exemplary Damages:

(a)	EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.02(a).

(b)	Each of the Parties acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective Party and that such Party has discussed the legal consequences and import of this waiver with legal counsel. Each of the Parties further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

Article X. DEFAULT

Section 10.01 Default by the Company. Prior to Closing, if the Company fails to perform any of its obligations under this Agreement, or is in breach in any material respect of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, and, if such breach or failure is capable of being cured, such failure or breach has not been cured within 10 days after receipt of notice of such breach by the Company, then the Company shall be in default hereunder (such event, a “Company Default”). In the event of a Company Default, the SWAG Parties shall be entitled to bring an action for specific performance of this Agreement or proceed against the Company for payment for any damages actually incurred by the SWAG Parties as a result of such Company Default.

Section 10.02 Default by the SWAG Parties. Prior to Closing, if the SWAG Parties fail to perform any of its obligations under this Agreement, or is in breach in any material respect of any representation, warranty, covenant or agreement on the part of SWAG Parties set forth in this Agreement, and, if such breach or failure is capable of being cured, such failure or breach has not been cured within 10 days after receipt of notice of such breach by SWAG Parties, then SWAG Parties shall be in default hereunder (such event, an “SWAG Parties Default”). In the event of an SWAG Parties Default, the Company shall be entitled to bring an action for specific performance of this Agreement or proceed against the SWAG Parties for payment for any damages actually incurred by the Company as a result of such SWAG Parties Default.

Article XI. MISCELLANEOUS

Section 11.01 Brokers. The Company and the SWAG Parties agree that there were no finders or brokers involved in bringing the Parties together or who were instrumental in the negotiation, execution, or consummation of this Agreement. The Company and the SWAG Parties each agree to indemnify the other against any claim by any third person other than those described above for any commission, brokerage, or finder’s fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the Indemnifying Party and such third person, whether express or implied from the actions of the Indemnifying Party.

Section 11.02 Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the Laws of the State of Florida, without giving effect to the principles of conflicts of law thereunder. Each of the Parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the state or federal courts of the USA with jurisdiction in Florida. By execution and delivery of this Agreement, each Party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably waives any and all rights such Party may now or hereafter have to object to such jurisdiction.

Section 11.03 Notices.

(a)	Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by email, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to Novo Integrated Sciences, Inc.:

Novo Integrated Sciences, Inc.

Attn: Robert Mattacchione, CEO

11120 NE 2nd Street, Suite 100

Bellevue, WA 98004

Email: Robert.mattacchione@novointegrated.com

For The Company, with a copy, which shall not constitute notice, to:

Anthony L.G. PLLC

Attn: Laura Anthony, Esq.

625 N. Flagler Drive, Suite 600

West Palm Beach, Florida 33401

Email: lanthony@anthonypllc.com

If to SWAG or SWAGSHAR Representative:

Email: Bob Davidoff

and, if to any of the Sellers, to the address as set forth below their signatures on the signature page hereof.

(b)	Any Party may change its address for notices hereunder upon notice to each other Party in the manner for giving notices hereunder.

(c)	Any notice hereunder shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by email with return receipt requested and received and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 11.04 Entire Agreement. This Agreement and the Transaction Documents constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions, whether written or oral including the LOI. There are no conditions, covenants, agreements, representations, warranties, or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

Section 11.05 Independent Legal Advice. Each of the Parties hereby acknowledges that it has been afforded the opportunity to obtain independent legal advice and confirms by the execution and delivery of this Agreement that they have either done so or waived their right to do so in connection with the entering into of this Agreement.

Section 11.06 Attorneys’ Fees. In the event that any Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing Party shall be reimbursed by the losing Party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 11.07 Confidentiality. Each Party agrees that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another Party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other Party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by Law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement. In the event of the termination of this Agreement, each Party shall return to the applicable other Party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each Party will continue to comply with the confidentiality provisions set forth herein.

Section 11.08 Public Announcements and Filings. Until the Closing Date, unless required by applicable Law or regulatory authority, none of the Parties will issue any report, statement, or press release to the general public, to the trade, to the general trade or trade press, or to any third Party (other than its advisors and representatives in connection with the transactions contemplated hereby) or file any document, relating to this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the Parties. The Parties acknowledge and agree that the Company is obligated to file a Form 8-K pursuant to the Exchange Act relating to this Agreement and the transactions contemplated herein (the “Form 8-K”). In addition, the Parties acknowledge and agree that information related to this Agreement and the transactions contemplated herein shall be provided to prospective investors in the Company, on a confidential basis.

Section 11.09 Schedules; Knowledge. Each Party is presumed to have full knowledge of all information set forth in the other Party’s schedules delivered pursuant to this Agreement.

Section 11.10 Third Party Beneficiaries. This contract is strictly between the Company, and the SWAG Parties; and, except as specifically provided, no other Person and no director, officer, partner, stockholder, employee, agent, independent contractor or any other Person shall be deemed to be a third-Party beneficiary of this Agreement.

Section 11.11 Expenses. Except as otherwise specifically set forth herein, the Parties shall bear their own respective expenses (including, but not limited to, all compensation and expenses of counsel, financial advisors, consultants, actuaries, and independent accountants) incurred in connection with this Agreement and the consummation of the transactions contemplated hereby.

Section 11.12 [Intentionally deleted].

Section 11.13 Arm’s Length Bargaining: No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by Parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the Parties, and no such relationship otherwise exists. No presumption in favor of or against any Party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

Section 11.14 Sections and Headings. The division of this Agreement into Articles, Sections and subsections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement.

Section 11.15 Exhibits and Schedules. Any matter, information or item disclosed in the Schedules delivered under any specific representation, warranty or covenant or Schedule number hereof, shall be deemed to have been disclosed for all purposes of this Agreement in response to every representation, warranty, or covenant in this Agreement, even in the absence of an explicit cross reference. The inclusion of any matter, information or item in any Schedule to this Agreement shall not be deemed to constitute an admission of any liability by the Company to any third Party or otherwise imply, that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement. Matters disclosed in the Schedules are not necessarily limited to matters required by the Agreement to be disclosed in the Schedules. Such additional matters are set forth for information purposes and do not necessarily include all matters of a similar nature. Unless otherwise stated in the Schedules, all of the information contained in the Schedules is provided as of the date of this Agreement.

Section 11.16 No Assignment or Delegation. No Party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the Company and SWAGSHAR and any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement. This Agreement shall be binding on the permitted successors and assigns of the Parties.

Section 11.17 Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, the SWAG Parties and the Company shall use their respective commercially reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable, and to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

Section 11.18 Further Assurances. Each Party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such Party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

Section 11.19 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each Party hereto shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of the provisions hereof and to enforce specifically the terms and provisions hereof, without the proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy and agrees that it will not oppose the granting of an injunction, specific performance, or other equitable relief on the basis that (a) the other Party has an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 11.20 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein may be consummated as originally contemplated to the greatest extent possible.

Section 11.21 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. The execution and delivery of a facsimile or other electronic transmission of a signature to this Agreement shall constitute delivery of an executed original and shall be binding upon the person whose signature appears on the transmitted copy.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first-above written.

Novo Integrated Sciences, Inc.

/s/ Robert Mattacchione
Name:	Robert Mattacchione
Title:	CEO

SwagCheck Inc.

/s/ Simon Levin
Name:	Simon Levin
Title:	Owner, CEO SwagCheck Inc.

SwagCheck Inc. Shareholders

/s/ Simon Levin
Name:	Simon Levin

/s/ Robert Davidoff
Name:	Robert Davidoff

/s/ Jason Olsen
Name:	Jason Olsen

/s/ Sam Li
Name:	Sam Li

/s/ Oliver Winterbone
Name:	Oliver Winterbone

[End of Signatures]